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                                                                    Exhibit 15.1


Board of Directors
ICICI Bank Limited
ICICI Towers
Bandra Kurla Complex
Mumbai - 400 051


RE: REGISTRATION STATEMENT NO. 333-30132

With respect to the subject registration statement we acknowledge our awareness of the use therein of our report dated February 9, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

/s/KPMG
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KPMG

Mumbai, India
March 27, 2000